Exhibit 4.3
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
     This Agreement of Resignation, Appointment and Acceptance, dated as of May 27, 2008 (this “Agreement”), is made by and among World Financial Network National Bank, as administrator (the “Administrator”), World Financial Network Credit Card Master Note Trust, as issuer (the “Issuer”), BNY Midwest Trust Company, an Illinois trust company having its principal corporate trust office at 2 N. LaSalle Street, Ste. 1020, Chicago, IL 60602 (“BNYMTC”) and The Bank of New York Trust Company, N.A., a national banking association (“BNYTCNA”) duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California.
RECITALS:
          WHEREAS, the Issuer and BNYMTC entered into one or more trust indentures, paying agency agreements, registrar agreements, or other relevant agreements, as such are more particularly described in Exhibit A (the “Exhibit”) under the section entitled “Agreements” (such agreements, individually and collectively referred to herein, together with all Transaction Documents (as defined in the Master Indenture referenced in the Exhibit) to which BNYMTC is a party, as the “Agreements”) under which BNYMTC was appointed in the capacity or capacities identified in the Exhibit (individually and collectively the “Capacities”);
          WHEREAS, the Administrator desires to appoint BNYTCNA as the successor to BNYMTC in its Capacities under the Agreements; and
          WHEREAS, BNYTCNA is willing to accept such appointment as the successor to BNYMTC in its Capacities under the Agreements;
          NOW, THEREFORE, the parties hereto, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
BNYMTC
          SECTION 1.01. BNYMTC hereby resigns from its Capacities under the Agreements.
          SECTION 1.02. BNYMTC hereby assigns, transfers, delivers and confirms to BNYTCNA all right, title and interest of BNYMTC in its Capacity(s) relating to the Agreements. BNYMTC hereby authorizes the filing of such financing statements as the Administrator shall deem necessary or desirable to assign such right, title and interest of BNYMTC under the Agreements to BNYTCNA.

ARTICLE II
THE ISSUER AND THE ADMINISTRATOR
          SECTION 2.01. The Issuer hereby accepts the resignation of BNYMTC from its Capacities under the Agreements.
          SECTION 2.02. All conditions relating to the appointment of BNYTCNA as the successor to BNYMTC in its Capacities under the Agreements have been met by the Administrator, and the Administrator hereby appoints BNYTCNA to its Capacities under the Agreements with like effect as if originally named to such Capacities under the Agreements.
ARTICLE III
BNYTCNA
          SECTION 3.01. BNYTCNA hereby represents and warrants to BNYMTC, the Issuer and the Administrator that BNYTCNA is qualified to act in the Capacities under the Agreements.
          SECTION 3.02. BNYTCNA hereby accepts its appointment to the Capacities under the Agreements and accepts and assumes the rights, powers, duties and obligations of BNYMTC under the Agreements, upon the terms and conditions set forth therein, with like effect as if originally named to such Capacities under the Agreements.
ARTICLE IV
MISCELLANEOUS
          SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of 12:01 A.M. local Los Angeles time on the Effective Date set forth in the Exhibit.
          SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its choice of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
          SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.
          SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, the Administrator, BNYTCNA and BNYMTC are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

World Financial Network Credit Card Master Note Trust, as Issuer By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement
By:	/s/ Annette Morgan
	Name:	Annette Morgan
	Title:	Assistant Vice President

World Financial Network National Bank, as Administrator
By:	/s/ Ronald C. Reed
	Name:	Ronald C. Reed
	Title:	Assistant Treasurer

BNY Midwest Trust Company
By:	/s/ David H. Hill
	Name:	David H. Hill
	Title:	Assistant Vice President

The Bank of New York Trust Company, N.A.
By:	/s/ David H. Hill
	Name:	David H. Hill
	Title:	Assistant Vice President

Acknowledged and Accepted: World Financial Network National Bank, as Servicer
By:	/s/ Ronald C. Reed
Name:	Ronald C. Reed
Title:	Assistant Treasurer

EXHIBIT A
Effective Date: May 27, 2008
Agreement(s):

Description of relevant Agreement
& Date (each as amended,	BNY Midwest
modified or supplemented from	Trust Company’s
time to time)	Capacity(s)
Master Indenture, dated as of August 1, 2001, between Issuer and BNYMTC, as supplemented by each of the following :	Indenture Trustee, Transfer Agent and Registrar, Paying Agent

Series 2002-VFN Indenture Supplement, dated as of December 18, 2002, between Issuer and BNYMTC

Series 2003-A Indenture Supplement, dated as of August 13, 2003, between Issuer and BNYMTC

Series 2004-A Indenture Supplement, dated as of May 19, 2004, between Issuer and BNYMTC

Series 2004-C Indenture Supplement, dated as of September 22, 2004, between Issuer and BNYMTC

Series 2006-A Indenture Supplement, dated as of April 28, 2006, between Issuer and BNYMTC

Series 2008-VFN Indenture Supplement, dated as of March 5, 2008, between Issuer and BNYMTC